Exhibit 1A-4A

iCross LLC

INVESTMENT AGREEMENT

This is an Investment Agreement, entered into on ______________, by and iCross Premier LLC, a Delaware limited liability company (the “Company”) and the purchaser identified on the Investor Information Sheet attached (“Purchaser”).

Background

The Company is offering for sale certain debt securities pursuant to an Offering Statement dated _____________, 2021 (the “Disclosure Document”).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms that are not otherwise defined in this Investment Agreement have the meanings given to them in the Disclosure Document. The Company is sometimes referred to using words like “we” and “our,” and Purchaser is sometimes referred to using words like “you” and “your.”

2. Purchase of Notes. Subject to the terms and conditions of this Investment Agreement, the Company hereby agrees to sell to you, and you hereby agree to purchase from the Company, one or more promissory notes of the kind(s) described on the Investor Information Sheet for the price(s) set forth on the Investor Information Sheet. We refer to your promissory note(s) as the “Notes.”

3. No Right to Cancel. You do not have the right to cancel your subscription or change your mind. Once you sign this Investment Agreement, you are obligated to purchase the Notes, no matter what.

4. Our Right to Reject Investment. In contrast, we have the right to reject your subscription for any reason or for no reason, in our sole discretion. If we reject your subscription, any money you have given us will be returned to you.

5. Your Promises. You promise that:

5.1. Accuracy of Information. All the information you have given to us, whether in this Investment Agreement or otherwise, is accurate and we may rely on it. If any of the information you have given to us changes before we accept your subscription, you will notify us immediately.

5.2. Risks. You understand all the risks of investing, including the risk that you could lose all your money. Without limiting that statement, you have reviewed and understand all the risks listed in the Disclosure Document.

5.3. No Representations. Nobody has made any promises or representations to you, except the information in the Disclosure Document. Nobody has guaranteed any financial outcome of your investment.

5.4. Opportunity to Ask Questions. You have had the opportunity to ask questions about the Company and the investment. All your questions have been answered to your satisfaction.

5.5. Your Legal Power to Sign and Invest. You have the legal power to sign this Investment Agreement and purchase the Notes.

5.6. No Government Approval. You understand that no state or federal authority has reviewed this Investment Agreement or the Notes or made any finding relating to the value or fairness of the investment.

5.7. No Transfer. You understand that under the terms of the LLC Agreement, the Notes may not be transferred without our consent. Also, securities laws limit transfer of the Notes. Finally, there is currently no market for the Notes, meaning it might be hard to find a buyer. As a result, you should be prepared to hold the Notes indefinitely.

5.8. No Advice. We have not provided you with any investment, financial, or tax advice. Instead, we have advised you to consult with your own legal and financial advisors and tax experts.

5.9. Tax Treatment. We have not promised you any particular tax outcome from buying or holding the Notes.

5.10. Acting on Your Own Behalf. You are acting on your own behalf in purchasing the Notes, not on behalf of anyone else.

5.11. Investment Purpose. You are purchasing the Notes solely as an investment, not with an intent to re-sell or “distribute” any part of it.

5.12. Anti-Money Laundering Laws. Your investment will not, by itself, cause the Company to be in violation of any “anti-money laundering” laws, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

5.13. Additional Information. At our request, you will provide further documentation verifying the source of the money used to purchase the Notes.

5.14. Disclosure. You understand that we may release confidential information about you to government authorities if we determine, in our sole discretion after consultation with our lawyer, that releasing such information is in the best interest of the Company or if we are required to do so by such government authorities.

5.15. Additional Documents. You will execute any additional documents we request if we reasonably believe those documents are necessary or appropriate and explain why.

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5.16. No Violations. Your purchase of the Notes will not violate any law or conflict with any contract to which you are a party.

5.17. Enforceability. This Investment Agreement is enforceable against you in accordance with its terms.

5.18. No Inconsistent Statements. No person has made any oral or written statements or representations to you that are inconsistent with the information in this Investment Agreement and the Disclosure Document.

5.19. Financial Forecasts. You understand that any financial forecasts or projections are based on estimates and assumptions we believe to be reasonable but are highly speculative. Given the industry, our actual results may vary from any forecasts or projections.

5.20. Notification. If you discover at any time that any of the promises in this section 5 are untrue, you will notify us right away.

5.21. Legality in Non-U.S. Jurisdictions. If you are not a citizen or resident of the United States, you represent that the offering of Investor Notes conducted by the Company, and your purchase of Notes, are lawful under the laws of the jurisdiction where you are a citizen and/or resident.

5.22. Additional Promises by Individuals. If you are a natural person (not an entity), you also promise that:

5.22.1. Knowledge. You have enough knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.

5.22.2. U.S. Citizen or Resident. You are a citizen or permanent resident (green card) of the United States.

5.22.3. Financial Wherewithal. You can afford this investment, even if you lose your money. You don’t rely on this money for your current needs, like rent or utilities.

5.22.4. Anti-Terrorism and Money Laundering Laws. None of the money used to purchase the Notes was derived from or related to any activity that is illegal under United States law, and you are not on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor are you a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

5.23. Entity Investors. If Purchaser is a legal entity, like a corporation, partnership, or limited liability company, Purchaser also promises that:

5.23.1. Good Standing. Purchaser is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.

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5.23.2. Other Jurisdictions. Purchaser is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on Purchaser.

5.23.3. Authorization. The execution and delivery by Purchaser of this Investment Agreement, Purchaser’s performance of its obligations hereunder, the consummation by Purchaser of the transactions contemplated hereby, and the purchase of the Notes, have been duly authorized by all necessary corporate, partnership or company action.

5.23.4. Investment Company. Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940.

5.23.5. Information to Investors. Purchaser has not provided any information concerning the Company or its business to any actual or prospective investor, except the Disclosure Document, this Investment Agreement, and other written information that the Company has approved in writing in advance.

5.23.6. Anti-Terrorism and Money Laundering Laws. To the best of Purchaser’s knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Notes was derived from or related to any activity that is illegal under United States law. Purchaser has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Purchaser. To the best of Purchaser’s knowledge, none of its ultimate investors is on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

6. Confidentiality. The information we have provided to you about the Company, including the information in the Disclosure Document, is confidential. You will not reveal such information to anyone or use such information for your own benefit, except to purchase the Notes.

7. Re-Purchase of Notes. If we decide that you provided us with inaccurate information or have otherwise violated your obligations, or if required by any applicable law or regulation related to terrorism, money laundering, and similar activities, we may (but shall not be required to) repurchase your Notes for an amount equal to the amount you paid for them.

8. Governing Law.

8.1. In General. This Investment Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. You hereby (i) consent to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agree that all disputes arising from this Investment Agreement shall be prosecuted in such courts, (iii) agree that any such court shall have in personam jurisdiction over you, and (iv) consent to service of process by notice sent in accordance with section 10 and/or by any means authorized by Delaware law.

8.2. Exception. The exclusive forum selection provisions in section 9.1 shall not apply to claims arising under the Federal securities laws.

9. Consent to Electronic Delivery. You agree that we may deliver all notices, tax reports and other documents and information to you by email or another electronic delivery method we choose. You agree to tell us right away if you change your email address or home mailing address so we can send information to the new address.

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10. Notices. All notices between us will be electronic. You will contact us by email at ________________. We will contact you by email at the email address on the Investor Information Sheet. Either of us may change our email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that a problem occurred with delivery. You should designate our email address as a “safe sender” so our emails do not get trapped in your spam filter.

11. Limitations on Damages. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF YOU TELL US YOU MIGHT INCUR THOSE DAMAGES. This means that at most, you can sue us for the amount of your investment. You can’t sue us for anything else. However, the foregoing limitation of damages does not apply to claims arising under the Federal securities laws.

12. Waiver of Jury Rights. IN ANY DISPUTE WITH US, YOU AGREE TO WAIVE YOUR RIGHT TO A TRIAL BY JURY. This means that any dispute will be heard by a judge, not a jury. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.

13. Miscellaneous Provisions.

13.1. No Transfer. You may not transfer your rights or obligations.

13.2. Headings. The headings used in this Investment Agreement (e.g., the word “Headings” in this paragraph), are used only for convenience and have no legal significance.

13.3. No Other Agreements. This Investment Agreement, the LLC Agreement, and the Notes are the only agreements between us.

13.4. Relationship with Note Indenture. This Investment Agreement governs Purchaser’s purchase of the Notes, while the Note Indenture governs Purchaser’s ownership of the Notes and the operation of the Company. In the event of a conflict between the two agreements, the Note Indenture shall control.

13.5. Electronic Signature. You will sign this Investment Agreement electronically, rather than physically.

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INVESTOR INFORMATION SHEET

Name of Purchaser

Amount of Monthly Note

Amount of Quarterly Note

Total Investment

Social Security Number
(If You Are An Individual)

Or

Employer Identification Number
(If You Are An Entity)

Jurisdiction of Formation
(If You Are An Entity)

Mailing Address
Street 1

Street 2

City

State and Zip Code

Country

Email Address

[Signatures on the Applicable Investor Signature Page that Follows]

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INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Investment Agreement effective on the date first written above.

Investor Signature

Second Signature (For Joint Accounts)

Name and Title (For Entity Investors Only)

ACCEPTED

iCROSS PREMIER LLC

By:	iCross Holdings LLC
As Manager

By
Lily Guo, CEO

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